Exhibit 99.2

To:        Hutchison China MediTech Limited

Room 2108, 21/F, Hutchison House

10 Harcourt Road

Hong Kong

Re:         Certain PRC Law Matters in Connection with the Nasdaq Listing of Hutchison China MediTech Limited

October 16, 2015

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and, as such, are qualified to issue this opinion in respect of the laws and regulations (the “PRC Laws”) of the PRC effective as at the date hereof.

We have acted as PRC legal counsel for Hutchison China MediTech Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s proposed listing on the Nasdaq Stock Market (the “Listing”), and (ii) the filing by the Company of a Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering by the Company of American Depositary Shares (the “ADSs”) representing its ordinary shares, par value US$1.00 per share (the “Shares”).

We have been requested by the Company to give this opinion (the “Opinion”) on the matters set forth herein and this Opinion is being delivered to the Company for the purposes of the Listing.

Where important facts were not independently established to us, we have relied upon representations made by the relevant officers of the Company. No opinion or assessment is expressed or given as to matters of accounting, financial auditing, internal control, asset valuation, environment, health, safety or suitability or feasibility (as a matter of any law or listing rules of any foreign jurisdiction or any commercial consideration).

As used herein, “Prospectuses” means the prospectus, including all amendments or supplements thereto, that forms a part of the Registration Statement.

Our Opinion is subject to the following qualifications:

(a)         This Opinion relates only to PRC Laws effective as the date hereof and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect, or that the interpretation thereof will not be amended.

(b)         This Opinion is limited to matters of the PRC Laws. We have not investigated, and we do not express or imply any opinion on accounting or auditing.

(c)          This Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(d)         For the purpose of the Listing, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Based on the foregoing and subject to the qualifications set out above, we are of the opinion as of the issuance date of this Opinion that:

1.              There is uncertainty with respect to the enforcement by PRC courts of a judgment rendered by a court in the United States. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of the PRC Laws or national sovereignty, security or public interest.

2.              All statements set forth in the Prospectuses under the captions “Prospectus Summary”, “Risk Factors”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Regulation”, “Enforcement of Civil Liabilities” and “Taxation”, in each case insofar as such statements constitute statements of PRC Laws, are accurate in all material respects and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

3.              The statements of law and legal conclusions in the Registration Statement under the caption “Taxation—Taxation in the PRC”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion as to the material tax consequences of an investment in the ADSs or Shares under PRC Laws.

4.              As the Company’s PRC legal adviser, we hereby agree to give consent for reference to our name in the sections of “Enforcement of Civil Liabilities” and “Legal Matters” in the Prospectuses, and the filing with the SEC of this letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This Opinion is provided to the Company in connection with the Listing by us in our capacity as the PRC legal adviser and may not be relied upon by any other persons or corporate entities or used for any other purpose without our prior written consent.

/s/ King & Wood Mallesons

King & Wood Mallesons